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Dallas/June 22, 2017 – Comerica Announces Summary Results of its Dodd-Frank Act Stress Test

1	Introduction
The 2017 Dodd-Frank Act Stress Test (DFAST) results of Comerica Incorporated (Comerica or the Corporation), given the hypothetical Severely Adverse scenario identified by the Federal Reserve Board, indicate that Comerica would maintain sufficient capital ratios throughout the nine-quarter forecasting horizon.
Pursuant to CFR §252.148, the following is a summary of the results of the 2017-2018 DFAST Supervisory Severely Adverse scenario of Comerica, based upon the scenario and assumptions discussed below.

Loss Projections Supervisory Severely Adverse Scenario	9-Quarter Total
	$ in Billions	%
Total Loan Losses % of Average Loans	$1.73	3.9%
Pre-Provision Net Revenue (PPNR) % of Average Assets	1.57	2.3%
Pre-Tax Income % of Average Assets	(0.72)	(1.1)%

Capital Ratios Supervisory Severely Adverse Scenario	Actual 4Q2016	Minimum*
Common Equity Tier 1 Capital Ratio	11.1%	11.0%
Tier 1 Risk - Based Capital Ratio	11.1%	11.0%
Total Risk - Based Capital Ratio	13.3%	13.2%
Tier 1 Leverage Ratio	10.2%	9.8%
* "Minimum" means Comerica's lowest result for any quarter over the 9-quarter forecast period. The Federal Reserve Board clarified on November 6, 2014, that the Comprehensive Capital Analysis and Review (CCAR) minimum regulatory capital ratios do not apply in the DFAST scenarios, and therefore there are no minimum capital requirements in the DFAST.
The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), pursuant to section 165(i)(2), requires all bank holding companies (BHCs) with total consolidated assets of $50 billion or more to develop a set of forward-looking stress tests twice each year. This includes a mid-year test based upon hypothetical economic scenarios developed internally by the BHC and a year-end test based upon hypothetical economic scenarios developed both internally and by the Federal Reserve Board (FRB). The estimated financial results of the stress test will identify the projected capital position of a corporation under hypothetical severely adverse economic conditions that include both systemic and BHC-specific

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risks, as defined by the BHC, to determine if there is sufficient capital to absorb losses and support operations.
For the DFAST forecasts, subjected BHCs are required to use a uniform set of capital assumptions over the nine-quarter planning period, which includes using actual capital actions for the first quarter of the planning horizon and using the following assumptions for the second through the ninth quarters of the planning horizon: (i) quarterly common stock dividend distributions equal to the average quarterly dollar amount of common stock dividends paid in the prior year (plus dividends attributable to issuances related to expensed employee compensation); (ii) payments on any other instrument that is eligible for inclusion in the numerator of a regulatory capital ratio equal to the stated dividend, interest, or principal due on such instrument during the quarter; (iii) no redemption or repurchase of any regulatory capital instrument; and (iv) no issuances of common stock or preferred stock (except for issuances related to expensed employee compensation).

2	Economic Scenario
The Supervisory Severely Adverse scenario used for the 2017 DFAST was released by the Federal Reserve on February 3, 2017, in the "2017 Supervisory Scenarios for Annual Stress Tests required under the Dodd-Frank Act Stress Test (DFAST) Rules and the Capital Plan Rule." The Supervisory Severely Adverse scenario reflects a hypothetical, low-probability, distressed macroeconomic environment.
The Supervisory Severely Adverse scenario is characterized by a severe five-quarter recession beginning in 1Q2017 that can be categorized as similar in severity compared to the recession of 2008-2009 in terms of Real GDP decline, both in absolute and percentage terms. The unemployment rate peaks at 10.0% in 3Q2018, and the Federal Funds Rate falls back down to near zero levels from the onset of the recession and remains there throughout the forecast period.

3	Risks Accounted for in Stress-Testing Results
Comerica developed its capital management process, leveraging its existing risk management structure in order to ensure that capital adequacy was assessed based on all of its material risks and its associated risk profile. Comerica assumes various types of risk in the normal course of business. While management classifies its key risk exposures into seven areas: (i) credit, (ii) market, (iii) liquidity, (iv) operational, (v) compliance, (vi) financial reporting, and (vii) strategic risks, it also evaluates its total portfolio risk exposures through its enterprise-wide risk management structure.

3.1	Enterprise Risk Management
Comerica's Enterprise Risk Division, headed by the Chief Risk Officer (CRO), represents Comerica's second line of defense, which provides objective oversight and support to the organization as it continually re-assesses and mitigates risk. The Enterprise Risk Division ensures appropriate risk management practices and processes are in place to maintain risk levels within the requirements of the risk appetite laid out by the Board of Directors through the implementation of the Corporation's enterprise risk management framework. Specialized risk managers, along with the risk management

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committees for each of the seven major risk categories, are responsible for the day-to-day management of those respective risks.
The monitoring and coordination of the Corporation's risk resides with Comerica’s Enterprise-Wide Risk Management (EWRM) Committee. The EWRM Committee is responsible for monitoring governance over the enterprise-wide risk management process and providing oversight in managing Comerica’s aggregate risk position. The EWRM Committee is principally made up of various senior managers from the different risk areas and business units. The EWRM Committee has reporting responsibility to the Enterprise Risk Committee (ERC) of the Board of Directors.
In order to facilitate the enterprise-wide risk management process, the Enterprise Risk Division provides the resources for the EWRM Committee to carry out its responsibilities. The Enterprise Risk Division is responsible for processes supporting risk identification and assessment, planning and coordinating the enterprise stress-testing activities, and the production of the Capital Plan. In addition, the Model Risk Management Department, under the CRO, provides a recurring independent validation function of the various risk-management models that complement Comerica’s existing audit processes.

3.2	Credit Risk Management
Comerica considers credit risk to be, in aggregate, its most significant risk. Credit risk is the risk of loss due to the failure of customers or counterparties to meet their financial obligations to Comerica or otherwise perform as agreed in accordance with contractual terms or due to lack of portfolio diversification.
At the relationship level, Comerica manages credit risk through conservative underwriting, skilled and experienced relationship management, oversight by an objective Credit Administration function, approval and periodic review of all significant credit exposures, early identification and elevated management of deteriorating credit risk exposures, and detailed credit policies and guidelines. At the portfolio level, Comerica mitigates the impact of credit risk through loan portfolio diversification. In addition to geographic diversification naturally achieved through Comerica's multi-state footprint, Comerica limits exposure to any single industry, customer, high-risk loan type, or guarantor.
The governance of the credit risk process begins with the Strategic Credit Committee, which is chaired by the Chief Credit Officer and is supported by various other corporate resources. Credit Administration provides the resources to manage business line transactional credit risk by ensuring that all credit exposure is properly underwritten and risk rated according to the requirements of the Credit Risk Rating Policy.
Portfolio Risk Analytics, a part of the Enterprise Risk Division, provides comprehensive reporting, analysis, and effective challenge on the status and migration at the portfolio and sub-portfolio levels of credit risk, continuous assessment and verification of risk rating models, quarterly calculation of the allowance for loan losses and the allowance for credit losses on off-balance sheet items, quarterly calculation of credit risk economic capital and periodic stress testing of the credit risk portfolio.

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The Corporation's Asset Quality Review function, a division of Internal Audit, audits the accuracy of internal risk ratings that are assigned by the lending and credit groups.
The Special Assets Group, a unit of Credit Administration is responsible for managing the recovery process of distressed or defaulted loans and loan sales.

3.3	Market and Liquidity Risk Management
Market risk represents the risk of loss due to adverse movements in financial markets, including interest and foreign exchange rates, as well as commodity and equity prices. Liquidity risk represents (i) the failure to meet financial obligations when due that results from an inability to liquidate assets or obtain adequate funding and (ii) the inability to easily unwind or offset specific exposures without taking a significant loss due to market disruptions or inadequate market depth.
The Asset Liability Policy Committee (ALCO) establishes and monitors compliance with the policies and risk limits pertaining to market and liquidity risk management activities. Comerica’s Enterprise Risk Division and Treasury Department support ALCO in measuring, monitoring, and managing interest rate risk and liquidity risk, and in coordinating all other market risks. This encompasses a variety of key activities, from analysis of risk positions and balance sheet structures to recommendations on risk mitigants. More specifically, the Enterprise Risk Division and the Treasury Department monitor risk levels, anticipate potential needs, and devise solutions for ALCO’s consideration, including actions such as interest rate risk hedging (both on- and off-balance sheet), debt and capital issuance for liquidity management, and security portfolio size and composition. In addition, the Enterprise Risk Division and the Treasury Department support ALCO through the development of economic capital estimates for market risk and the monitoring of capital adequacy in accordance with Comerica’s Capital Management Policy.

3.4	Operational Risk Management
Operational risk represents the risk of loss resulting from inadequate or failed internal processes, people, systems, or external events. Operational risk is mitigated through a system of internal controls that are designed to keep operating risks at appropriate levels. This system of controls is tailored to each business unit’s specific risk profile and is comprised of a combination of system controls and manual controls (including management review and oversight) designed specifically to detect and prevent operational failures.
For governance purposes, Comerica established an Operational Risk Management Committee to help ensure that appropriate risk management techniques and systems are maintained. Comerica has developed a framework that includes a centralized operational risk management function and support personnel who are responsible for managing operational risk specific to the respective business lines. In addition, Finance staff monitor and assess, along with Internal Audit through extensive audit testing, the overall effectiveness of the system of internal controls on an ongoing basis.

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3.5	Compliance Risk Management
Compliance risk represents the risk of regulatory sanctions or financial loss resulting from failure to comply with regulations and standards of good banking practice. Activities that may expose Comerica to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending, consumer protection, employment and tax matters, over-the-counter derivative activities, and other activities regulated by the Dodd-Frank Act. Comerica established an Enterprise-Wide Compliance Committee (EWCC) consisting of senior business unit managers, as well as managers responsible for a broad array of risk and audit management. This enterprise-wide approach provides a consistent view of compliance across the organization. The EWCC also ensures that appropriate actions are implemented in business units to mitigate risk to an acceptable level.

3.6	Financial Reporting Risk Management
Financial reporting risk represents the risk of loss or other adverse impacts to Comerica arising from material inaccuracies or misstatements in external financial reporting to regulatory or other external third parties. These risks are mitigated through a comprehensive system of governance and controls that ensure accurate results are provided for external reporting purposes. Additionally, the Disclosure Sign-Off Committee, consisting of senior representatives from all lines of business, ensures that appropriate processes and controls have occurred to produce accurate financial results.

3.7	Strategic Risk Management
Strategic risk represents the risk of loss due to the impairment of reputation; failure to fully develop and execute business plans; failure to assess current and new business, market, and product opportunities; failure to require appropriate compensation for risk taken; and any other event not identified in the defined risk categories of credit, market, liquidity, operational, compliance, or financial reporting risks. Mitigation of the various elements that represent strategic risk is achieved through initiatives to help the Corporation better understand and report on the various risks.
Day to day business risks faced by Comerica fall into one of the seven categories discussed above and are incorporated into the stress-testing process through a variety of quantitative models and qualitative considerations where statistical models are not capable.

4	Methodologies Used and Resulting Stress-Test Estimates
Comerica employs several different quantitative and qualitative methods in the stress-testing processes to forecast the impact of the risks over a nine-quarter forecast period. The methods developed are focused on a repeatable, transparent process that ties forecast results to macroeconomic variables to ensure Comerica’s ability to forecast using given economic scenarios. Methods include statistical modeling techniques (regression models, Monte Carlo simulations, actuarial models, mathematical finance models, etc.) for primary forecasts, along with challenger models for benchmark forecasts, historical trend analysis, scenario analysis, and calibration with expert management judgment, where appropriate. There are many core statistical models used to generate forecast results sensitive to

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macroeconomic scenarios throughout the stress-testing process. Key models employed were back-tested by comparing forecasts against Comerica’s historical results and industry performance to ensure relevance and consistency. Key models are subject to sensitivity analysis entailing both parameter stability analysis and data sensitivity analysis.
An independent team reviews and validates the components of the model development, the reasonability of the forecast results, and the accuracy of model and mathematical calculations. Additionally, the organization involves a collection of various committees consisting of differing levels of management and business expertise that provide input into the model development process and challenge the stress-testing results from a business perspective to ensure alignment with business expectations given the economic scenario. Quantitative and qualitative overlays and buffers are incorporated into the forecast estimates to account for internal strategic initiatives, tactical business decisions, or identified model weaknesses and limitations, where appropriate.
Final results and submissions to the Federal Reserve are reviewed, challenged, and formally approved by Comerica’s Board of Directors.
The methodologies used for each major component of the stress-testing process and the resulting model estimates are summarized below.

4.1	Credit Losses and Allowance for Loan and Lease Losses (ALLL): Model Development and Estimates

4.1.1	Credit Loss Forecasts - Commercial Loans
Commercial loans represent more than 90% of Comerica's credit risk exposure. Commercial and Industrial (C&I) loans are dominated by exposures to middle market and large corporate borrowers, small business companies, and private banking customers, which are primarily located in Comerica's operating footprint. The C&I portfolio also includes exposures to certain specialty industries and, to a lesser extent, to international businesses.
Comerica's Commercial Real Estate (CRE) loans include the financing of construction projects and income producing properties located primarily in Comerica's operating footprint, as well as limited in-footprint exposure to finance land acquisition, land development, and homebuilding.
Comerica utilized several internally developed quantitative models to forecast credit losses for its C&I and CRE portfolios, as well as related exposures to derivative and foreign exchange product counterparties. Core loss-forecasting models were developed at granular levels for C&I business segments and CRE product segments that had historically demonstrated different degrees of sensitivity to the macroeconomic environment. Exposure to owner-occupied CRE was modeled in the owner's C&I segment due to the nature of the collateral and underwritten repayment sources. Certain personal purpose loans that are underwritten and have the same fundamental sources of repayment as related wholesale loans, such as loans to owners of Comerica's C&I customers, were modeled in the relevant C&I or CRE segment.

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Core models for each of these segments were developed to generate loss forecasts by projecting quarterly probability of default (PD), loss given default (LGD), exposure at default (EAD), and changes in the risk profile of the portfolio under different economic conditions. The models used (1) the credit exposure and risk profile of each segment at the outset of the forecast period, (2) forecasts of the outstanding balance for each segment through the forecast period, and (3) combinations of predictive macroeconomic variables demonstrated to have been specifically relevant to each C&I and CRE segment's credit loss drivers (PD, LGD, and EAD). For each of the C&I and CRE segments, default forecasting is based on actual, historical risk migration patterns and sensitivity to the macroeconomic environment. LGD and EAD projections for each of the segments are based on historically demonstrated sensitivity of those factors to changes in the macroeconomic environment.
In addition to the core credit loss forecasting models based on the performance history of Comerica's own portfolio, Comerica has constructed macrosensitive challenger models using relevant external data and alternative modeling methodologies. The output of these challenger models serves to benchmark and influence the final credit loss forecasts in the stressed scenarios. Incorporating the results of these challenger models can help amplify the loss forecasts generated by the core models when the loss forecasts generated by the core models under severely adverse macroeconomic scenarios do not match or exceed historic experience under stressed conditions.

4.1.2	Credit Loss Forecasts - Retail Loans
The Retail portfolios, which represent less than 10% of total loans, mainly consist of loans secured by residential real estate originated directly from borrowers in Comerica's footprint. Over 70% of retail outstanding loans are associated with customers who have other Comerica relationships.
Retail portfolio balances and losses were quantitatively estimated for two segments, Residential Mortgage and Home Equity, by using Comerica's historical portfolio data. Together, these loans represent over 90% of the total Retail portfolio. The remainder of the Retail portfolio consists of exposures to product segments too small to serve as the basis for separate estimates. The Home Equity Line of Credit loss forecasts rates are used for these small segments.
In addition to the core credit loss forecasting estimates based on the performance history of Comerica's own Retail portfolios, Comerica constructed macrosensitive challenger models using relevant external data and alternative modeling methodology. Incorporating the results of these challenger models serves to amplify the loss forecasts generated by the core estimates when the loss forecasts generated by the core quantitative estimates under severely adverse macroeconomic scenarios do not match or exceed historic experience under stressed conditions. The challenger models did not alter any of the core estimates either in the BHC or supervisory adverse scenarios, since the core quantitative estimates were higher than Comerica's historical experience.

4.1.3	Allowance for Loan and Lease Losses (ALLL) and Provision
The Comerica ALLL forecasting models and related provision expense are driven by modeled balances, risk distribution, portfolio losses, and select macroeconomic variables over the nine-quarter forecast period. Several key ratios are employed to ensure that the modeled results of ALLL are appropriate and provide sufficient coverage of expected losses.

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The table below identifies the cumulative nine-quarter forecasted loan loss estimates for Comerica based upon the hypothetical Supervisory Severely Adverse economic scenario.
Projected Loan Losses, by Type of Loan, 1Q2017 - 1Q2019

Loan Loss Rates Supervisory Severely Adverse Scenario	9-Quarter Total
	$ in Billions	Portfolio Loss Rate
Loan Losses	1.73	3.9%
First Lien Mortgages, Domestic	0.04	2.2%
Junior Liens and HELOCs, Domestic	0.05	3.4%
Commercial and Industrial	1.31	3.8%
Commercial Real Estate	0.33	5.1%
Credit Cards	—	—%
Other Consumer	0.00	3.3%
Other Loans	—	—%

The above-referenced charge-offs and loss rates are based upon Comerica’s internal credit segmentation and do not necessarily align with regulatory reporting segments. Comerica models owner-occupied CRE as a C&I loss type due to the nature of the collateral and repayment sources in addition to its loss history. Owner-occupied CRE is reported as CRE exposure in regulatory reporting.

4.2	Pre-Provision Net Revenue (PPNR) and Other Risks: Model Development and Estimates
The development of PPNR components is integral to estimating credit losses and capital impacts for the stress-testing process. Major balance sheet and income statement items, including loans, deposits, noninterest income, and noninterest expense, are forecasted based upon the outputs of statistical regression models that properly quantify the relationship between macroeconomic variables and internal historical results at a granular level of product or business line segmentation. Macroeconomic variables used in the models are selected based upon business and statistical reviews. Final model selection includes both a business and a statistical review, ensuring that forecasts are in line with management expectations and that the model passes a collection of statistical tests to confirm reliable and stable results. The forecasts used for stress testing are reviewed from a business perspective with overlays of management expertise where justified by identified strategic plans, tactical business changes, or other model limitations. For those segments that do not use a statistical regression model, an empirically-based calculation combined with management judgment is used to quantify in a given economic scenario and is reviewed with similar rigor.
In 2016, Comerica announced the implementation of a comprehensive corporate-wide initiative ("GEAR Up"), which identified meaningful opportunities to operate more efficiently, as well as to drive increased

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revenue across the Corporation. All expected incremental revenues and expense reductions related to GEAR Up initiatives are captured in each of the scenarios supporting the 2017 Capital Plan. Furthermore, models have been explicitly constructed so as to not “institutionalize” the restructuring charges required to implement these initiatives.

4.2.1	Balance Sheet Projections
Balance sheet forecasts are based upon a combination of statistical models for most major asset and liability components, combined with other mathematical formulas and management judgment for estimates of balances for other balance sheet components.
Total accruing loans are divided into granular commercial loan segments by major business lines and retail segments by product type, mainly using statistical regression models tied to macroeconomic variables used to forecast monthly, period-ending balances in a given economic scenario. The smaller segments of commercial and retail loan portfolios (amounting to less than 10% in total) are modeled using various empirical forecasting methods.
Total deposits are divided by major product type within the wholesale and consumer segments. Statistical regression models tied to macroeconomic variables are used to predict monthly, period-ending balances in a given economic scenario.
The remaining balance sheet categories that are not driven by macroeconomic variables are estimated using a combination of quantitative relationships tied to internal variables and management judgment.

4.2.2	Income Statement Projections
Net interest income is forecasted by using modeled balance estimates of Commercial loans, Retail loans, and deposits noted above and applying forecasted loan and other asset yields, deposits, and other liability costs. These are developed based upon a combination of the interest rate environment and management insights.
Noninterest income is forecasted mainly using statistical regression models tied to macroeconomic variables. Noninterest income model segment development used major product categories that were statistically analyzed and examined by subject matter experts for business consistency, in an effort to group the product lines into classes that would resonate similarly to macroeconomic factors and business drivers.
Noninterest expenses were forecasted in a similar manner to noninterest income with granular segmentation based on major expense category. A few expense segments were modeled with a statistical regression model, while the majority of noninterest expense segments were modeled using quantitative historical financial relationships and empirically-based calculations, which more appropriately captured the response in a given economic scenario.
In CCAR 2017, Comerica employed a less complex statistical framework, and the operational risk methodology followed a standard modeling approach that uses historically experienced loss severity data. Legal reserves projections followed similar methodology.

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The table below identifies the cumulative nine-quarter forecasted estimates of revenues and expenses for Comerica based upon the hypothetical Supervisory Severely Adverse economic scenario.

Projected Losses, Revenue, and Net Income Before Taxes through 1Q2019

Supervisory Severely Adverse Scenario	9-Quarter Total
	$ in Billions	% of Average Assets
Pre-Provision Net Revenue (PPNR)	$1.57	2.3%
Other Revenue	—
Less
Provision	2.23	3.2%
Realized (Gains)/Losses on Securities (AFS/HTM)	0.00	0.0%
Trading and Counter Party Losses	0.02	0.0%
Other Losses/(Gains)	0.04	0.1%
Equals
Net Income/(Loss) Before Taxes	(0.72)	(1.1)%

Total net income/(loss) before taxes over the nine-quarter period in the hypothetical Supervisory Severely Adverse scenario was estimated at ($0.72 billion), primarily attributable to high levels of credit losses and provisions driven largely by the impact of the five-quarter severe recession on the general economy. Total estimated net losses were also impacted by lower revenues as a result of lower interest rates, lower loan volume, and lower noninterest income. The capital impact of these estimates is discussed and identified below.

4.3	Capital: Methodology and Results Summary
Under the hypothetical 2017-2018 Supervisory Severely Adverse scenario, which was performed under DFAST rules, Comerica’s capital position and capital ratios were calculated by analyzing the impact to capital from:

•	Changes in business mix (on- and off-balance sheet);

•	Changes in projected earnings;

•	Capital actions as prescribed by the DFAST regulations; and

•	Any adjustments for regulatory rules.
The pro forma balance sheet was then risk weighted using the "Standardized Approach for Risk Weighted Assets," the regulatory rules to which Comerica is subject. The change in the level of the total

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risk weighted assets from one quarter to the next reflects changes in the overall balance sheet size and mix and changes in off-balance sheet exposures. Risk weighted asset projections were based on applicable risk weightings pertaining to each type of asset category. The resulting regulatory capital and risk weighted asset estimates were used to generate pro forma quarterly capital ratios.
Comerica is not an advanced approaches BHC and thus became subject to the Basel III rules beginning in the first quarter of 2015. Thus, Comerica's projected capital ratios were calculated in accordance with the final Basel III capital rule and based on the instructions issued by the FRB for the hypothetical DFASTs.
As required by the DFAST rules, certain capital actions and capital distributions assumptions were prescribed by the FRB and do not necessarily represent the actual capital actions that Comerica would intend to take. Instead, DFAST requires BHCs to calculate their pro forma capital ratios using the following assumptions regarding their capital actions over the planning horizon:

•	For the first quarter of the planning horizon, a BHC must take into account its actual capital actions for that quarter.

•	For each of the second through ninth quarters of the planning horizon, a BHC must include in the projections of capital:

◦
Common stock dividends equal to the quarterly average dollar amount of common stock dividends that the BHC paid in the previous year plus common stock dividends attributable to issuances related to expensed employee compensation;

◦
Payments on any other instrument that is eligible for inclusion in the numerator of a regulatory capital ratio equal to the stated dividend, interest, or principal due on such instrument during the quarter;

◦
An assumption of no redemption or repurchase of any capital instrument that is eligible for inclusion in the numerator of a regulatory capital ratio (which would include an assumption of no common share repurchases); and

◦	An assumption of no issuances of common stock or preferred stock, except for issuances related to expensed employee compensation.
The impact of the aforementioned rules, assumptions, and balance sheet and income statement results on capital ratios in the hypothetical Supervisory Severely Adverse scenario over the nine-quarter forecasting period are identified in the table below:

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Actual 4Q2016 and Projected Stressed Capital Ratios through 1Q2019

Supervisory Severely Adverse Scenario	Actual 4Q2016	Stressed Capital Ratios
		1Q2019	Minimum *
Common Equity Tier 1 Capital Ratio	11.1%	11.3%	11.0%
Tier 1 Risk - Based Capital Ratio	11.1%	11.3%	11.0%
Total Risk - Based Capital Ratio	13.3%	13.6%	13.2%
Tier 1 Leverage Ratio	10.2%	9.8%	9.8%
* "Minimum" means Comerica's lowest result for any quarter over the 9-quarter forecast period. The Federal Reserve Board clarified on November 6, 2014, that the CCAR minimum regulatory capital ratios do not apply in the DFAST scenarios, and therefore there are no minimum capital requirements in the DFAST.
Actual 4Q2016 and Projected 1Q2019 Risk Weighted Assets

Supervisory Severely Adverse Scenario	Actual 4Q2016	Projected 1Q2019 Basel III Standardized Approach

Risk Weighted Assets	68.0	59.7
Comerica maintains sufficient levels of capital throughout the forecast horizon, as shown in the table above. In the DFAST Supervisory Severely Adverse scenario, Common Equity Tier 1 capital increases approximately 20 basis points over the forecast horizon to 11.3%. This increase is primarily driven by a reduction in risk-weighted assets over the course of the forecast horizon, which offsets the expected decline in pre-tax income. That decline is attributable to a deterioration in core earnings, as well as rising credit costs exceeding pre-provision net revenues (PPNR) over the nine-quarter forecast horizon as a result of the severe downturn in the U.S. economy included in this hypothetical scenario. As detailed in the PPNR table, this leads to a forecasted pre-tax net loss of approximately $0.7 billion over the forecast horizon. In summary, in the 2017-2018 DFAST Supervisory Severely Adverse scenario, Comerica maintains sufficient capital ratios throughout the forecast horizon, as shown in the above table.
The chart below shows key drivers of Comerica's Common Equity Tier 1 ratio under the 2017-2018 DFAST Supervisory Severely Adverse scenario.

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* Represents other items including disallowed deferred tax assets, changes in equity related to equity-based compensation, and other risks.

5	Forward Looking Statements
Any statements in this document that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this document and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, including the Growth in Efficiency and Revenue initiative (“GEAR Up”), and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries as well as estimates of the economic benefits of the GEAR Up initiative, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; whether Comerica may achieve opportunities for revenue enhancements and efficiency improvements under the GEAR Up initiative, or changes in the scope or assumptions underlying the GEAR Up initiative; Comerica's ability to maintain adequate sources of funding and liquidity; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers,

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in particular the energy industry; unfavorable developments concerning credit quality; operational difficulties, failure of technology infrastructure or information security incidents; changes in regulation or oversight; reliance on other companies to provide certain key components of business infrastructure; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; reductions in Comerica's credit rating; the interdependence of financial service companies; the implementation of Comerica's strategies and business initiatives; damage to Comerica's reputation; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods; potential legislative, administrative or judicial changes or interpretations related to the tax treatment of corporations; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not all-inclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this document or in any other documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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